Exhibit 99.1

Marina Biotech Announces Third Quarter 2015 Financial Results

Company highlights key corporate accomplishments in 2015

BOTHELL, WA (November 16, 2015) – Marina Biotech, Inc. (OTCQB: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases, today reported financial results for the three and nine months ended September 30, 2015.

Key corporate accomplishments in 2015 were:

•	Extended on-going operations by raising $1.6 million in cash as a result of the issuance of preferred stock and the receipt of milestone payments related to a SMARTICLES license agreement.
•	Received Food and Drug Administration Fast Track designation for CEQ508, an investigational RNAi therapeutic for the treatment of Familial Adenomatous Polyposis.
•	Expanded worldwide patent protection for the company’s TransKingdom RNAi (tkRNAi), SMARTICLES and Di-terminal Amino Acid Lipids (DILA2) nucleic acid delivery technologies with multiple issuances and allowances in the U.S., Canada, Europe and Japan.
•	Entered into a licensing agreement with Hongene Biotechnology to develop and supply CRN-based amidites to us, our partners and academics allowing for the rapid advancement of CRN-modified oligonucleotide therapeutics.

“We are focused on closing a partnering transaction by year-end,” stated J. Michael French, president & chief executive officer of the company. “The nucleic acid therapeutics sector continues to show significant progress in the development of novel RNA and DNA compounds for the treatment of human diseases, particularly rare diseases. I believe that Marina’s drug discovery platform allows us to bring a unique set of capabilities to partners who are seeking proprietary compounds against traditionally undruggable targets. Further, I believe that our pipeline and our ability to bring additional programs forward in an expedited manner will provide Marina with further partnering and licensing opportunities. I continue to be encouraged by the level of interest in our capabilities and programs and I look forward to leveraging the value in our platform and pipeline.”

Cash and Assets

At September 30, 2015, we had cash of $1.3 million and total assets of $8.1 million, compared to cash of $1.8 million and total assets of $9.2 million at December 31, 2014. On August 5, 2015, we entered into a Securities Purchase Agreement pursuant to which we sold 220 shares of Series D Convertible Preferred Stock and price adjustable warrants to purchase up to 3.4 million shares of our common stock at an exercise price of $0.40 per share, resulting in gross proceeds of $1.1 million.

Net Income or Net Loss Applicable to Common Shareholders

Net income for the three months ended September 30, 2015 was $0.8 million, compared to net loss of $7.1 million for the three months ended September 30, 2014. The net income in the current quarter is due primarily to the change in the fair value of price adjustable warrants, along with a decrease in operating expenses. Net income for the nine months ended September 30, 2015 was $2.1 million, compared to net loss of $18.3 million for the nine months ended September 30, 2014. Net income for the three and nine months ended September 30, 2015 is principally the result of a gain from the change in the fair value of the price adjustable warrants.

Revenue

The company recorded revenue of $0.1 million and $0.5 million for the three and nine months ended September 30, 2015, respectively. The company had no revenues in the corresponding periods ended September 30, 2014.

Operating Expenses

Research and development (R&D) costs decreased from $0.2 million for the three months ended September 30, 2014 to $0.1 million for the three months ended September 30, 2015, due primarily to a decrease in consulting and other outside services expenses. General and administrative (G&A) costs decreased from $1.4 million for the three months ended September 30, 2014 to $1.0 million for the three months ended September 30, 2015. Decreases in G&A expenses were mainly due to lower legal and accounting fees, consulting and personnel-related expenses. For the nine months ended September 30, 2015, R&D and G&A costs were $0.6 million and $3.3 million, respectively, compared to $0.3 million and $2.6 million, respectively, for the nine months ended September 30, 2014.

Other Income and Expense

Other income or expense, net, changed from an expense of $5.5 million in the three months ended September 30, 2014 to income of $2.5 million for the three months ended September 30, 2015, due primarily to the change in the fair value measurements for price adjustable warrants. Other income was $6.1 million for the nine months ended September 30, 2015, compared to an expense of $9.4 million for the nine months ended September 30, 2014. These amounts relate primarily to the change in the fair value of measurements for price adjustable warrants. These changes in fair value are related to stock price decreases in the current period decreasing the fair value of certain liabilities and derivatives.

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics, including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messenger RNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced in either excessive or insufficient quantities, l thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, MiNA, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

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For media inquiries:

Ryan Ferrell

ryan.ferrell@hdmz.com

Desk/Mobile: (312) 506-5202

For partnership inquires:

J. Michael French

President and CEO

Marina Biotech, Inc.

admin@marinabio.com

(425) 892-4322

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	September 30,
(In thousands, except share and per share data)	2014	2015

ASSETS
Current assets:
Cash	$1,824	$1,313
Accounts receivable	500	-
Prepaid expenses and other current assets	192	65
Total current assets	2,516	1,378
Intangible assets	6,700	6,700
Other assets	-	45
Total assets	$9,216	$8,123
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$687	$759
Accrued payroll and employee benefits	183	326
Other accrued liabilities	1,072	1,409
Total current liabilities	1,942	2,494
Fair value liability for price adjustable warrants	9,225	3,672
Fair value of stock to be issued to settle liabilities	75	12
Deferred tax liabilities	2,345	2,345
Total liabilities	13,587	8,523
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value; 100,000 shares authorized
Series C convertible preferred stock, $0.01 par value; 1,200 shares authorized; 1,200 and 1,110 shares issued and outstanding at December 31, 2014 and September 30, 2015, respectively (preference in liquidation of $5,550 at September 30, 2015)	-	-
Series D convertible preferred stock, $0.01 par value; 220 shares authorized, zero and 220 shares issued and outstanding at December 31, 2014 and September 30, 2015, respectively (preference in liquidation of $1,110 at September 30, 2015)	-	-
Common stock, $0.006 par value; 180,000,000 shares authorized, 25,523,216 and 26,451,237 shares issued and outstanding at December 31, 2014 and September 30, 2015, respectively	153	159
Additional paid-in capital	333,264	334,452
Accumulated deficit	(337,788)	(335,011)
Total stockholders’ deficit	(4,371)	(400)
Total liabilities and stockholders’ deficit	$9,216	$8,123

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2014	2015	2014	2015
Revenue:
License and milestone	$-	$80	$-	$480

Operating expenses:
Research and development	173	90	268	574
General and administrative	1,434	1,022	2,573	3,275
Total operating expenses	1,607	1,112	2,841	3,849
Loss from operations	(1,607)	(1,032)	(2,841)	(3,369)
Other income (expense):
Interest and other expense	-	-	(1,007)	-
Change in fair value liability for price adjustable warrants	(5,487)	2,485	(6,256)	6,128
Change in fair value of stock reserved for issuance to settle liabilities	(48)	-	(2,503)	-
Gain (loss) on foreign exchange	(1)	-	1	-
Gain on debt extinguishment	1	-	5	-
Gain on settled liabilities	19	6	321	18
Total other income (expense), net	(5,516)	2,491	(9,439)	6,146
Net income (loss)	(7,123)	1,459	(12,280)	2,777
Deemed dividend related to discount on beneficial conversion feature in Series C convertible preferred shares	-	-	(6,000)	-
Deemed dividend related to discount on beneficial conversion feature in Series D convertible preferred shares	-	(690)	-	(690)
Net income (loss) applicable to common stockholders	$(7,123)	$769	$(18,280)	$2,087

Net income (loss) per common share
Basic	$(0.28)	$0.03	$(0.75)	$0.08
Diluted	$(0.28)	$(0.06)	$(0.75)	$(0.12)

Shares used in computing net income (loss) per share
Basic	25,668	26,462	24,248	26,047
Diluted	25,668	30,939	24,248	33,484

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
(In thousands)	2014	2015
Operating activities:
Net income (loss)	$(12,280)	$2,777
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash gain on debt extinguishment	(5)	-
Non-cash interest expense	1,007	-
Non-cash license expense	-	132
Non-cash gain on settlement of liabilities	(321)	(18)
Share-based compensation expense	260	412
Gain on foreign exchange transactions	(1)	-
Changes in fair market value of liabilities
Stock reserved for issuance to settle liabilities	2,503	-
Price adjustable warrants	6,256	(6,128)
Cash changes in assets and liabilities
Accounts receivable	5	500
Prepaid expenses and other assets	73	82
Accounts payable	(361)	90
Accrued and other liabilities	(501)	546
Accrued restructuring	(12)	-
Net cash used in operating activities	(3,377)	(1,607)

Financing activities:
Proceeds from sales of Series C preferred shares and warrants, net	5,929	-
Proceeds from sales of Series D preferred shares and warrants, net	-	1,095
Cash payments of notes payable	(250)	-
Insurance financing	(8)	-
Proceeds from exercise of warrants for common stock	-	1
Net cash provided by financing activities	5,671	1,096
Net increase (decrease) in cash	2,294	(511)
Cash — Beginning of period	909	1,824
Cash — End of period	$3,203	$1,313
Non-cash financing activities:

Reclassification of fair value liability for price adjustable warrants exercised	$1,916	$-
Issuance of common stock to settle liabilities	$3,517	$195
Fair value of warrants issued to purchase common stock to settle liabilities	$-	$65
Debt conversion to common stock	$1,479	$-
Deemed dividend to Series C convertible preferred stockholders	$6,000	$-
Deemed dividend to Series D convertible preferred stockholders	$-	$690
Par value of common stock issued upon conversion of Series C convertible preferred stock	$-	$4
Supplemental disclosure of cash flow information
Cash paid for interest	$83	$-

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